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JOHN Q. HAMMONS HOTELS AGREES TO NEGOTIATE EXCLUSIVELY WITH BARCELO CRESTLINE
THROUGH JANUARY 2005.

SPRINGFIELD, Mo.--Dec. 29, 2004--John Q. Hammons Hotels, Inc. (AMEX:JQH) announced today that it has agreed to negotiate exclusively with Barcelo Crestline Corporation through January 31, 2005 with regard to a possible merger transaction. The Company also announced that its principal stockholder, John Q. Hammons, has agreed to negotiate exclusively with Barcelo Crestline through January 31, 2005 as well. The Company's Board of Directors agreed to grant this limited exclusivity to Barcelo Crestline upon the recommendation of a special committee of independent directors after Barcelo Crestline increased its offer to acquire the Company's Class A shares from its previously announced offer of $13.00 per share to $21.00 per share. Barcelo Crestline also has agreed that, if the Special Committee so requests, any merger with the Company will require the approval of the holders of a majority of the Class A shares voting on the matter, other than those Class A shares held by Mr. Hammons and his affiliates, in addition to the approval of a majority of the voting power of all Class A and Class B shares, voting as a single class.

Commenting on the Company's action, the Chairman of the Special Committee, David Sullivan, said, "We are pleased to reach this point in the negotiations with Barcelo Crestline. We also are mindful that there are a number of items that remain to be negotiated, including the terms of a merger agreement and the relationship between Barcelo Crestline and Mr. Hammons, before we would have a transaction to present to our stockholders."

About John Q. Hammons Hotels, Inc.

John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 46 hotels located in 20 states, containing 11,370 guest rooms or suites, and manages 14 additional hotels located in seven states containing 3,158 guest rooms or suites. The majority of these 60 hotels operate under the Embassy Suites, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generator. Additional information is available at the Company's web site: http://wwwjqhhotels.com.




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